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                                  EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

Quantum Clinical Laboratories, Inc.
Regional Reference Laboratory Governing Corporation
Diagnostic Laboratories, Inc.
California Regional Reference Laboratory
Medical Science Institute, Inc.